INTEGRATED ENVIRONMENTAL

TECHNOLOGIES, LTD.

December 12, 2007

Dear Shareholders of Integrated Environmental Technologies, Ltd. (“OTC:IEVM”):

2007 has been a year of good progress in strategic growth for the public company and its wholly-owned operating company – I.E.T., Inc. Some of our accomplishments include:

•	Completion of the new EcaFlo® equipment design utilizing C-100 cells and improved platform;
•	First purchase orders received and deliveries of these new units made;
•	Stabilized our debt situation and controlled expenses;
•	Obtained a strong, strategic partner – with capital infusion;
•	Obtained sufficient capital to continue product development and build inventory;
•	Obtained necessary UL® approvals and NSF certifications for our EcaFlo® equipment;
•	Expanded marketing, making inroads into the Oil & Gas and disinfection markets;
•	Maintained audit and SEC documentation current;
•	Made significant progress in completing regulatory compliance requirements, such as EPA and State environmental agency “registrations;”
•	Expanded our Board of Directors to include our major investor/industry partner.
•	Completed engineering drawings and secured a professional (licensed) general contractor for building upfits to meet our current and future production needs.

2008 should be an extremely positive year. As indicated above, the fundamentals required for operational success are in place and the future appears very bright for significant growth in sales revenues. The expectations for this growth stage are bolstered by the following:

•	Our new industry partner – Benchmark Performance Group – will begin aggressively marketing and distributing EcaFlo® solutions in early 2008;
•	Management has projections indicating strong sales growth;
•	We expect additional regulatory approvals soon;
•	With regulatory registrations, certain strong new markets will be immediately opened;
•	We expect profitability in 2008, shoring up more intellectual capital and gleaning sustaining technology fees well into the future.

We have learned that, as the potential for success grows, the plans and mechanisms to realize that success take longer to define and execute. With our financing stabilized, we have begun to focus on those items that will ultimately bring our potential to fruition.

Best of Success in 2008,

William E. Prince

President and CEO

4235 Commerce Street • Little River, SC 29566

Phone: 843.390.2500 • Fax: 843.390.3900 • www.ietltd.net